Exhibit 3.1

NEWKIRK REALTY TRUST, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

NEWKIRK REALTY TRUST, INC., a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Newkirk Realty Trust, Inc.

ARTICLE II

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful business or other activity (including, without limitation or obligation, engaging in business as a REIT) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of this charter of the Corporation (the “Charter”), the term “REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

ARTICLE III

PRINCIPAL OFFICE IN MARYLAND

The address of the principal office of the Corporation in Maryland is c/o CSC Lawyers Incorporating Service Company, whose post office address is 11 E. Chase Street, Baltimore, Maryland 21202.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is CSC Lawyers Incorporating Service Company, whose post office address is 11 E. Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1.  Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation shall initially be ten (10), which number may be increased or decreased pursuant to the bylaws of the Corporation (the “Bylaws”) but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).

The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

From and after the Initial Date (as defined in Section 7.1), the Board of Directors shall always include (except during a period not to exceed sixty days following the death, resignation, removal or incapacity of an Independent Director) at least a majority of directors (“Independent Directors”) who meet the requirement of “independent” under the rules of the New York Stock Exchange, NASDAQ or other exchange on which the shares of Common Stock (as defined herein) are then listed; provided, however, that, notwithstanding the requirement that at least a majority of the directors be Independent Directors, no action otherwise validly taken by the Board of Directors during a period in which less than a majority of its members are Independent Directors shall be invalidated or otherwise affected by such circumstance.

Section 5.2.  Extraordinary Actions.  Except as specifically provided in Section 5.8 (relating to removal of directors) and in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3.  Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4.  Preemptive Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.5.  Indemnification.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise.  To the fullest extent permitted by Maryland law, the indemnification provided herein shall include expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by the Corporation in advance of the final disposition of any such action, suit or proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification.  Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the preceding sentences with respect to any act or failure to act which occurred prior to any such amendment, repeal or adoption.

The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 5.6.  Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

Section 5.7.  REIT Qualification.  So long as the Corporation has elected to qualify for federal income tax treatment as a REIT, the Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 5.8.  Removal of Directors.  Subject to the rights of holders of one or more classes or series of stock of the Corporation to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast by the stockholders generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9.  Rights of Objecting Stockholders.  Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law unless the Board of Directors of the Corporation, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares of stock of the Corporation would otherwise be entitled to exercise such rights.

Section 5.10.  Advisor Agreements.  Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership or other organization (including, without limitation, any affiliate of the Corporation and/or its directors) whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership or other organization (including, without limitation, any affiliate of the Corporation and/or its directors) shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 5.11.  Special Resolutions. The Board of Directors may designate any of its resolutions to be “Special Resolutions”.  Resolutions so designated may not be modified or revoked by the Board of Directors subsequent to the Initial Date unless any such modification or revocation is approved by the affirmative vote of all of the Independent Directors.

ARTICLE VI

STOCK

Section 6.1.  Authorized Shares.  The Corporation has authority to issue 500,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $5,000,000.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2.  Common Stock.  Subject to the provisions of Article VII and to any preferences of any class or series of stock hereafter classified or reclassified, each share of Common Stock shall entitle the holder thereof to one vote on all matters to be voted upon by the stockholders.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3.  Preferred Stock.

6.3.1.                     Generally.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time in one or more classes or series of stock.

6.3.2.                     Special Voting Preferred Stock.  Pursuant to the authority vested in the Board of Directors under Article VI of the Charter, the Board of Directors has classified one (1) authorized but unissued share of Preferred Stock as a separate class of Preferred Stock designated as “Special Voting Preferred Stock” and having the voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth as follows:

(a)                                  Designation and Number.  A class of Preferred Stock designated as “Special Voting Preferred Stock” is hereby established.  The number of shares constituting such class shall be one (1). Such number of shares may be increased only by resolution of the Board of Directors which is approved by the affirmative vote of all of the Independent Directors.

(b)                                 Definitions:  For purposes of the Special Voting Preferred Stock, the following terms shall have the following meanings:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors, subject to applicable law, to perform any of its responsibilities with respect to the Special Voting Preferred Stock.

“Capital Stock” shall have the meaning set forth in Aricle VII of the Charter.

“Common Stock” shall mean the Common Stock, $.01 par value per share, of the Corporation.

“Effective Date” shall mean the date of the closing of the sale of the shares of Common Stock pursuant to the Corporation’s initial public offering of shares of its Common Stock

“Effective Time Units” means the Partnership Common Units that are not held by the Corporation and are issued and outstanding as of the close of business on the Effective Date.

“Independent Directors” shall have the meaning set forth in Section 5.1 of the Charter.

“Operating Partnership” shall mean Newkirk Master Limited Partnership, a Delaware limited partnership of which the Corporation is the sole general partner, and any successor thereof.

“Partnership Agreement” shall mean the Agreement of Limited Partnership of the Operating Partnership, dated October     , 2005 as the same may be amended from time to time.

“Partnership Common Units” shall have the meaning set forth in the Partnership Agreement.

“Preferred Stock” shall mean the Preferred Stock, $.01 par value per share, of the Corporation.

“Redemption Date” shall mean the date upon which a Redemption Event occurs.

“Redemption Event” shall mean either of the following:  (i) the consummation of a consolidation, merger, combination or other transaction involving the Operating Partnership pursuant to which the outstanding Partnership Common Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property; or (ii) the Voting Amount is reduced to zero.

“Voting Amount” shall mean a number initially equal to the number of Effective Time Units which is                       , subject to automatic reduction (but not increase) from time to time to the extent Effective Time Units are redeemed by the Operating Partnership pursuant to Section 8.6A of the Partnership Agreement or are acquired by the Corporation pursuant to Section 8.6B of the Partnership Agreement, and subject to further appropriate adjustment as set forth in Section 6.3.2(d)(ii) below.  As permitted by Article VI of the Charter and the MGCL, the Voting Amount, and therefore the voting power of the Special Voting Preferred Stock, as described in Section 6.3.2(d) below, are dependent upon the number of outstanding Effective Time Units from time to time which constitute “facts ascertainable outside of the charter” of the Corporation

(c)                                  Dividends and Distributions.  Except as set forth in Section 6.3.2(g) hereof, the holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other class or series of stock of the Corporation.

(d)                                 Voting Rights.

(i)                                     With respect to all matters submitted to a vote of the stockholders of the Corporation, each share of Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of stock of the Corporation entitled to vote on such matter. The holders of shares of Special Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as expressly set forth in this Section 6.3.2(d) hereof, the holders of shares of Special Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.

(ii)                                  If the Corporation or the Operating Partnership shall at any time after the Effective Date subdivide or combine its outstanding shares of Common Stock or Partnership Common Units, as the case may be, declare a dividend payable in Common Stock or Partnership Common Units, as the case may be, or effect any similar change in its capitalization structure, the Voting Amount shall be adjusted appropriately to allow the holders of the Special Voting Preferred Stock, as nearly as reasonably possible, to maintain the pro rata voting rights in the Corporation that such holders possessed immediately prior to any such subdivision, combination, stock dividend, reorganization, reclassification or similar event.

(iii)                               Anything herein to the contrary notwithstanding, if the number of shares of Special Voting Preferred Stock is increased and additional shares of

Special Voting Preferred Stock are issued, then at any time during which more than one share of Special Voting Preferred Stock is issued and outstanding, each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of Common Stock entitled to vote on any matter, divided by the number of shares of Special Voting Preferred Stock which are issued and outstanding on such date.

(e)                                  Restrictions on Transfer.

(i)                                     No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, without the prior approval of the Corporation.  A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein.

(ii)                                  Notwithstanding any terms or provisions to the contrary contained herein, the Special Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article VII of the Charter.

(f)                                    Reacquired Shares.  Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall cease to be outstanding and shall become authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by action of the Board of Directors, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

(g)                                 Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Special Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the Corporation shall pay to the holders of shares of Special Voting Preferred Stock, out of assets of the Corporation legally available for distribution to its stockholders, the sum of $25.00 per share for each share of Special Voting Preferred Stock held by each such holder.  After payment in full to the holders of the Special Voting Preferred Stock of the above-described $25.00 per share liquidation amount, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of Special Voting Preferred Stock and the holders of Common Stock shall be insufficient to pay in full the above-described liquidation amount per share to the holders of the Special Voting Preferred Stock and a like amount per share to the holders of the Common Stock, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Special Voting Preferred Stock and the Common Stock in equal amounts per share.

For the purposes of this Section 6.3.2(g), (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(h)                                 Redemption.  Upon the occurrence of a Redemption Event, then, concurrent with the Redemption Event, the outstanding shares of Special Voting Preferred shall be redeemed by the Corporation out of assets legally available therefore, at a redemption price, payable in cash, equal to $25.00 per share of Special Voting Preferred Stock.  From and after the Redemption Date, the outstanding shares of Special Voting Preferred Stock shall no longer be deemed outstanding and all rights of holders of such shares will terminate, except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of the certificates evidencing the shares of Special Voting Preferred Stock, if so required).

(i)                                     Rank.

(i)                                     The Special Voting Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank junior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; (b) junior to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank senior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; and (c) on a parity with the Common Stock of the Corporation and with all other equity securities issued by the Corporation, other than those equity securities referred to in clauses (a) and (b) hereof; provided, however, that after payment in full to the holders of the Special Voting Preferred Stock of the $25.00 per share liquidation amount described in Section 6.3.2(g) above, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation, and such remaining assets of the Corporation shall be distributed among the holders of Common Stock and any other classes or series of stock ranking on a parity with or junior to the Special Voting Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Special Voting Preferred Stock shall not be entitled to share therein.

(ii)                                  The Special Voting Preferred Stock will, with respect to dividend rights, rank junior to the Common Stock and to all other equity securities issued by the Corporation.

(iii)                               The term “equity securities” does not include convertible debt securities or other debt securities of the Corporation which will rank senior to the Special Voting Preferred Stock prior to conversion.

(j)                                     Maturity.  The Special Voting Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Section 6.3.2(h) above.

(k)                                  Conversion.  The Special Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(l)                                     No Preemptive Rights.  No holder of shares of Special Voting Preferred Stock shall have any pre-emptive or preferential right to subscribe for, or to purchase, any additional shares of capital stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

Section 6.4.  Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5.  Charter and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1.  Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock.  The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter.  The term “Charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.  The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, the limit established by the Board of Directors pursuant to (and subject to adjustment as provided in) Section 7.2.7, which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of stock of the Corporation, and may apply with respect to one or more classes of stock, or to all classes of stock in the aggregate.

Initial Date.  The term “Initial Date” shall mean the date on which shares of Common Stock of the Corporation are issued and sold in a public offering pursuant to the Corporation’s first effective registration statement for such Common Stock filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported in The PORTAL Market or, if such Capital Stock is not listed or admitted to trading on the NYSE or The PORTAL Market, on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

MGCL.  The term “MGCL” shall mean the Maryland General Corporation Law,  as amended from time to time.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially

Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT.  The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

The PORTAL Market.  The term “The PORTAL Market” shall mean The PORTAL Market®, a subsidiary of The NASDAQ Stock Market, Inc.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its level of Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2.  Capital Stock.

7.2.1.                     Ownership Limitations.

(a)                                  Basic Restrictions.

(i)                                     During the period commencing on the Initial Date and prior to the Restriction Termination Date (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or

Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                                  During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Person’s Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)                               No Person shall Transfer any Beneficial Ownership or Constructive Ownership of shares of Capital Stock if, as a result of the Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(b)                                 Transfer in Trust.  If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of any provision of Section 7.2.1(a),

(i)                                     then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)                                  if, after giving effect to the provisions of Section 7.2.1(b)(iv), the transfer to a Trust referenced in clause (i) of this sentence would not be effective for any reason to prevent a violation of Section 7.2.1(a), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)                               In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares to be transferred to the Trust are those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 7.2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(iv)                              To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of Section 7.2.1(a) would nonetheless be continuing, (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 7.2.1(a).

7.2.2.                     Remedies for Breach.  If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of any provision of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of any provision of Section 7.2.1 (whether or not such violation is intended), then the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

7.2.3.                     Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate any provision of Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice, and, in either case, shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

7.2.4.                     Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)                                  every owner of more than two percent (or such other percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially and Constructively Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial and Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b)                                 each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

7.2.5.                     Remedies Not Limited.  Subject to Section 5.6 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

7.2.6.                     Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it.  In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

7.2.7.                     Exceptions.

(a)                                  Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)                                     the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii)                                  such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii)                               such Person agrees that any violation or attempted violation of any such representation or undertaking (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)                                 Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)                                  Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)                                 The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time; (2) after any Transfer by such Excepted Holder, by the percentage of the outstanding shares of Capital Stock so transferred; or (3) pursuant to the terms and conditions of any agreement or undertaking entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage or amount that is less than the Common Stock Ownership Limit.

7.2.8.                     Increase in Aggregate Stock Ownership and Common Stock Ownership Limits.  The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit, and may decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit prospective as to subsequent holders.

7.2.9.                     Legend.  Each certificate for shares of Capital Stock shall bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE

PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS.  ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION.  IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES OR, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO.  ALL CAPITALIZED TERMS IN THIS LEGEND

HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3.  Transfer of Capital Stock in Trust.

7.3.1.                     Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

7.3.2.                     Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

7.3.3.                     Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

7.3.4.                     Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

7.3.5.                     Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

7.3.6.                     Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.4.  Exchange Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE, The PORTAL Market or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5.  Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6.  Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except as otherwise provided in the Charter, any amendment to the Charter shall be valid only if approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.  However, any amendment to Section 5.8 or to this sentence of the Charter shall be valid only if approved by the stockholders of the Corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

MISCELLANEOUS

Pursuant to Title 3, Subtitle 8 of the MGCL, the Board of Directors, by unanimous written consent dated as of July 19, 2005, adopted Special Resolutions providing that the Corporation is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804 and 3-805 of the MGCL.

THIRD:  The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The total number of shares of stock which the Corporation has authority to issue is not increased by the foregoing amendment and restatement of the Charter.

FIFTH:  The current address of the principal office of the Corporation in the State of Maryland is set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH:  The name and address of the current resident agent of the Corporation is set forth in Article IV of the foregoing amendment and restatement of the Charter.

SEVENTH:  The number of directors of the Corporation is currently ten (10) and the names of those currently in office are as follows: Michael Ashner, Peter Braverman, Lara Sweeney Johnson, Harold First, Richard Frary, Isidore Mayrock, Lewis Meltzer, Laura Pomerantz, Miles Stuchin and Steven Zalkind.

EIGHTH:  The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this     day of November, 2005.

NEWKIRK REALTY TRUST, INC.

By:
		Name:	Peter Braverman
		Title:	President

ATTEST:

Name: Carolyn Tiffany
Title: Secretary